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                                                                      EXHIBIT 12

         STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                        BALLY TOTAL FITNESS HOLDING CORP
                       RATIO OF EARNINGS TO FIXED CHARGES
                                  (IN MILLIONS)

                                                                                                    Six months
                                           1998       1999       2000       2001       2002      6/30/02  6/30/03
                                          -------    -------    -------    -------    -------    -------  -------
EARNINGS

Add:  Pretax income from continuing
         operations                       $  13.8    $  43.3    $  59.6    $  69.2    $   0.8    $  41.9  $  26.0
      Fixed charges                          73.2       86.6      102.4      101.0      101.9       51.4     51.0
      Amort of capitalized interest           0.2        0.4        0.6        0.8        1.0        0.4      0.6

Less:  Interest capitalized                   0.5        1.4        3.9        4.0        2.9        1.8      0.5
                                          -------    -------    -------    -------    -------    -------  -------

Earnings                                  $  86.7    $ 128.9    $ 158.7    $ 167.0    $ 100.8    $  91.9  $  77.1
                                          =======    =======    =======    =======    =======    =======  =======

FIXED CHARGES

Interest expense                          $  41.5    $  52.4    $  62.1    $  58.8    $  55.5    $  28.2  $  27.9
Interest capitalized                          0.5        1.4        3.9        4.0        2.9        1.8      0.5
Interest in rent expense (a)                 31.2       32.8       36.4       38.2       43.5       21.4     22.6
                                          -------    -------    -------    -------    -------    -------  -------

Total fixed charges                       $  73.2    $  86.6    $ 102.4    $ 101.0    $ 101.9    $  51.4  $  51.0
                                          =======    =======    =======    =======    =======    =======  =======

Earnings to fixed charge ratio                1.2        1.5        1.5        1.7        1.0        1.8      1.5

(a) estimated at one-third of rent expense